EXHIBIT 99.1

Contacts: FOR IMMEDIATE RELEASE
Steve Lunceford, Media Relations
703.460.5983
Steve.Lunceford@webMethods.com

Shelly Matincheck, Investor Relations
703.460.5822
shellym@webMethods.com

Nasdaq Grants webMethods 10-Q Filing Extension

FAIRFAX, Va. – January 17, 2005 – webMethods, Inc. (Nasdaq: WEBME), a leading business integration software company, today announced that the Nasdaq Listing Qualifications Panel granted the company’s requested extension through February 15, 2005 for the filing of webMethods’ Form 10-Q for the quarter ended September 30, 2004. webMethods’ common stock will continue to trade under the symbol “WEBME” during this extension.

On November 10, 2004, webMethods announced that it had delayed the filing of its quarterly report on Form 10-Q for the three months ended September 30, 2004 due to an internal investigation with respect to one of the company’s international subsidiaries. The Listing Qualifications Panel informed webMethods that any restatements of financial statements required as a result of the investigation must also be filed by February 15, 2005, and that webMethods must timely file its required periodic reports with the Securities and Exchange Commission and Nasdaq for all reporting periods through December 31, 2005. The Listing Qualifications Panel indicated that extensions under Rule 12b-25 will not result in an automatic extension of filing deadlines for purposes of Nasdaq’s requirement of timely filing of periodic reports.

About webMethods, Inc.

webMethods (NASDAQ: WEBME) provides business integration software to integrate, assemble and optimize available IT assets to drive business process productivity. webMethods delivers an innovative, enterprise-class business integration platform that incorporates proven integration technology with next generation capabilities into one interoperable set of tools that delivers a unique combination of efficiency, agility and control. webMethods combines industry leadership with a zealous commitment to customers to deliver tangible business value to more than 1,200 global customers. webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe, Asia Pacific and Japan. More information about the company can be found at www.webMethods.com.

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webMethods is a registered trademark of webMethods, Inc. in the USA and certain other countries. All other company and product names are the property of their respective owners.

This press release may contain various remarks about the future expectations, plans and prospects of webMethods that constitute forward-looking statements for purposes of the safe harbor provisions of U.S. securities laws. The actual results of webMethods may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those factors discussed under the heading “Factors That May Affect Future Operating Results” in the Business section of webMethods’ Form 10-K for the year ended March 31, 2004 and in the “Management’s Discussion and Analysis” section of webMethods’ Form 10-Q for the quarter ended June 30, 2004, which are on file with the U.S. Securities and Exchange Commission and may be accessed at www.sec.gov or webMethods’ investor relations web page at www.webMethods.com/investors/. webMethods disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this press release.